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                                                                    Exhibit 99.1

Methode Electronics, Inc. Adopts Stockholder Rights Plan

CHICAGO, June 23, 2000 - Methode Electronics, Inc. (Nasdaq: METHA) announced today that its Board of Directors has adopted a stockholder rights plan and declared a dividend of one right for each outstanding share of Methode Class A Common Stock and Class B Common Stock.

President James W. McGinley said, "The rights are intended to protect Methode and its stockholders against unfair or coercive takeover tactics and is similar to stockholder rights plans adopted by many other companies. The rights will not prevent a takeover, but should encourage potential acquirors to negotiate with the Board prior to making a bid for a substantial stake in the company."

The rights will trade automatically with the common stock and will not be exercisable until it is announced that a person or group has become an "acquiring person" by acquiring 15% or more of Methode's Common Stock (defined as Class A Common Stock and Class B Common Stock), or a person or group commences a tender offer that will result in such person or group owning 15% or more of Methode's Common Stock. Thereafter, separate right certificates will be distributed, and each right will entitle its holder to purchase for an exercise price of $400, a fraction of a share of participating preferred stock having economic and voting terms similar to one share of Class A Common Stock.

Upon announcement that any person or group has become an acquiring person, each right will entitle all rightholders (other than the acquiring person) to purchase, for the exercise price, a number of shares of Methode Class A Common Stock having a market value of twice the exercise price. Rightholders would also be entitled to purchase the common stock of another entity having a value of twice the exercise price if, after a person has become an acquiring person, Methode were to enter into certain mergers or other transactions with such other entity. If any person becomes an acquiring person, the Methode Board of Directors may, at its option and subject to certain limitations, exchange one share of Class A Common Stock for each right.

The rights should not interfere with a transaction that the Methode Board of Directors determines is in the best interests of Methode and its stockholders, because the rights may be redeemed by the board for $0.01 per right at any time prior to a person or group having become an acquiring person. The dividend will be made on June 30, 2000, payable to stockholders of record on that date and is not taxable to stockholders. The rights will expire on June 30, 2010.

A letter outlining the stockholder rights plan in more detail is being sent to Methode's stockholders.

Methode Electronics, Inc., with 3,800 employees in 23 plants worldwide, manufactures component devices for Original Equipment Manufacturers (OEMs) of information processing and networking equipment, voice and data communications systems, consumer electronics, automobiles, aerospace vehicles and industrial equipment. Products employ electrical, electronic and fiber optic technologies in communication data links, interconnections and controls.